EXHIBIT 99.1

                                                               Simtrol, Norcross
                                                Investor Relations, 678/533-1292
                                                           simtrolir@simtrol.com

SIMTROL DISCUSSES THE PARADIGM SHIFT IN THE AV CONTROL INDUSTRY AND PROJECTED FINANCIAL IMPACT

Thursday April 8, 11:43 am ET

NORCROSS, GA - April 8, 2004--Simtrol, Inc. (Other OTC: SMOL), a designer, developer, and marketer of Windows-based software solutions that enable enterprise-wide command, control, and monitoring of otherwise incompatible devices, particularly corporate audiovisual ("AV") assets, today provided projected financial information for the next three years. The company is currently projecting calendar year 2004 revenue of approximately $1 million to $2 million, with a projected net loss/earnings between a $0.5 million loss and $0.2 million net income for 2004, excluding the effects of finance costs related to the company's recent convertible debt financing and gains from debt extinguishments during the year. The company further projected calendar 2005 revenue of approximately $3 million to $6 million, with projected earnings before interest, taxes, depreciation and amortization ("EBITDA") and net income of approximately $1 million to $2 million, and calendar 2006 revenue of approximately $8 million to $11 million, with projected EBITDA and net income of $2.5 million to $4 million. The projected financial information is based on the anticipated results of the company's previously announced sales and marketing strategy to capitalize on the industry shift from closed-architecture control systems to open PC-based control systems and an operating model that leverages low-cost distribution and low overhead, resulting in significant margin expansion over time.

Industry sales and market growth statistics indicate that the overall videoconferencing industry is growing 12-15% annually and that less than 10% of world's meeting rooms currently have videoconferencing capabilities. These basic industry dynamics, along with rapidly dropping prices for AV hardware, have created significant demand for AV hardware and, as a result, numerous PC companies are rapidly moving into the AV hardware space. Gateway's recently stated strategy to move from offering corporations individual branded products to offering a group of branded solutions that include plasma monitors, projectors, digital recording devices, and other AV equipment exemplifies the trend. Dell and Hewlett Packard also offer AV products to their traditional PC channel partners, helping drive down AV hardware prices. This competition will increase videoconferencing and AV hardware penetration and should correspondingly increase the demand for control system software. We believe that the total potential market for control software is approximately $600 million and that 10% of that market is currently addressable. However, as videoconferencing and AV hardware penetration increases, this addressable market should grow accordingly.

Mr. Rick Egan, President and CEO of Simtrol, commented, "Our ONGOER(TM) and OnGuard software solutions are Windows applications that operate using standard PC hardware and are capable of controlling any device. Large end users benefit tremendously because by selecting off-the-shelf AV hardware, they no longer have to pay the historically inflated prices for proprietary touch panels and closed architecture controllers. For example, our end users take advantage of the rapidly decreasing AV hardware prices and use $500 off-the-shelf PC touch panels instead of $10,000 proprietary touch panels. Moreover, because these hardware components are IP addressable, IT departments can use our ONGOER and OnGuard software solutions to manage these AV assets the same way they historically managed their IT assets, such as servers, switches, and routers."

Mr. Egan concluded: "Since the early 1980s, many applications have begun as proprietary hardware solutions. Over time, the hardware is commoditized as software begins to play the central role in the applications. We believe this historically proven paradigm shift is rapidly occurring in the AV control system market. The PC has matured to become a powerful and flexible control system platform and one that we believe will dominate the future AV industry. PC companies are entering the commercial AV market with products such as plasma displays, LCD touch panels, wireless tablet PCs, and projectors. We believe it is only natural they supply their dealer network with a PC control platform that gives them an enterprise application to sell to their clients. Our products help drive the sales of PCs, servers, and related AV hardware now offered by PC companies. With rapidly dropping prices for AV hardware and increased need for control systems, the future for control system software looks bright, and our PC-based solutions position us to grow rapidly."

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About Simtrol

Simtrol, Inc. is a designer, developer and marketer of Windows-based software solutions that enable the command, control, and monitoring of otherwise incompatible devices, particularly corporate audiovisual assets. The Company's device control product is called ONGOER and its monitoring product is called OnGuard. ONGOER provides control for devices by enabling a PC to become a robust and reliable control platform that is easy to configure, easy to program, and easy to use. OnGuard provides remote, server-based proactive monitoring, management and diagnostics as it collects real-time information from ONGOER installations to provide instant status, control, notification, and reporting functions.

For more information about Simtrol, please visit www.simtrol.com.

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy; (iv) the Company's new or future product offerings. The words "may," "would," "could," "will," "expect," "estimate," "anticipate," "believe," "intend," "plans," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are liquidity and other capital resources issues, fluctuations in its quarterly results, competition and the other factors discussed in detail in the Company's filings with the Securities and Exchange Commission.

ONGOER is a trademark of Simtrol. All other brands, logos, products or company names are the copyrights and/or trademarks of their respective holders.